Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section “Management,” filed by Enviva Partners, LP on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: October 27, 2014

/s/ Janet S. Wong
Name: Janet S. Wong